Exhibit(j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 66 to the Registration Statement on Form N–1A of Fidelity Financial Trust: Fidelity Convertible Securities Fund of our report dated January 21, 2016; Fidelity Equity Dividend Income Fund of our report dated January 19, 2016; and Fidelity Independence Fund of our report dated January 15, 2016  relating to the financial statements and financial highlights included in the November 30, 2015 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP Boston, Massachusetts January 25, 2016